Term sheet No. 1302AQ To product supplement AQ dated September 29, 2009, prospectus dated September 29, 2009 and prospectus supplement dated September 29, 2009	Registration Statement No. 333-162195 Dated August 11, 2011; Rule 433

Deutsche Bank AG, London Branch
$           Bonus Barrier Securities Linked to the DAX® Index and the Euro due August 22*, 2012
General
•
The Bonus Barrier Securities (the “securities”) are designed for investors who seek a return at maturity linked to the performance of the DAX® Index (the “Underlying Index”) and the performance of the Euro (the “Underlying Currency”) against the U.S. Dollar (the “Reference Currency”). The securities do not pay coupons or dividends and investors should be willing to lose up to 100% of their initial investment if the Underlying Level decreases below the Lower Barrier on any day during the Observation Period, and, on the Final Valuation Date, is less than the Initial Underlying Level. If the Underlying Level does not decrease below the Lower Barrier on any day during the Observation Period, investors will be entitled to receive a return on their investment equal to the Bonus of between 12.00% and 17.00% (to be determined on the Trade Date). Any Payment at Maturity is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG, London Branch maturing August 22*, 2012.
•	Denominations of $1,000 (the “Face Amount“) and minimum investments of $1,000.
•	The securities are expected to price on or about August 11*, 2011 (the “Trade Date”) and are expected to settle on or about August 16*, 2011 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Underlying Index:	DAX® Index (Ticker: DAX). DAX® is a registered trademark of Deutsche Börse AG.
Underlying Currency:	Euro (EUR/USD)
Reference Currency:	U.S. dollars
Barrier Event:	A Barrier Event occurs if, on any day during the Observation Period, the Underlying Level is less than the Lower Barrier.
Lower Barrier:	80, equal to 80.00% of the Initial Underlying Level
Payment at Maturity:	At maturity, you will be entitled to receive a cash payment, per $1,000 Face Amount of securities, of $1,000 plus the Additional Amount. Any Payment at Maturity is subject to the credit of the Issuer.
Additional Amount:
An amount in cash paid at maturity, per $1,000 Face Amount of securities, which may be positive, zero or negative, calculated as follows:
If a Barrier Event has not occurred:
$1,000 x Bonus
If a Barrier Event has occurred:
$1,000 x the lesser of (i) the Underlying Return and (ii) the Maximum Return

Bonus:	12.00% to 17.00%. The actual Bonus will be determined on the Trade Date and will be the same as the Maximum Return.
Maximum Return:	12.00% to 17.00%. The actual Maximum Return will be determined on the Trade Date and will be the same as the Bonus.
Underlying Return:	The Underlying Return will be calculated as follows:
Ending Underlying Level – Initial Underlying Level
Initial Underlying Level
Ending Underlying Level:	The Underlying Level on the Final Valuation Date
Initial Underlying Level:	100
Underlying Level:	On any Trading Day, the Underlying Level will be calculated as follows: 100 x Index Performance x Currency Performance
Index Performance:	On any trading day, the performance of the Underlying Index from the Initial Index Level to the Ending Index Level, calculated as follows:
Ending Index Level
Initial Index Level
Currency Performance:	On any trading day, the performance of the Underlying Currency from its Initial Spot Rate to its Ending Spot Rate, calculated as follows:
Ending Spot Rate
Initial Spot Rate
(Key Terms continued on next page)
Investing in the securities involves a number of risks. See “Risk Factors” beginning on page 9 of the accompanying product supplement and “Selected Risk Considerations” beginning on page TS-5 of this term sheet.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.
	Price to Public(1)	Max. Discounts and Commissions (1)	Min. Proceeds to Us
Per security	$1,000.00	$	$
Total	$	$	$
(1) For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this term sheet. The securities will be sold with varying underwriting discounts and commissions in an amount not to exceed $10.00 per $1,000.00 Face Amount of securities.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities
August 11, 2011

(Key Terms continued from previous page)
Observation Period:	The period from but excluding the Trade Date to but including the Final Valuation Date
Initial Index Level:	The closing level of the Underlying Index on the Trade Date
Ending Index Level:	The closing level of the Underlying Index on the relevant trading day
Initial Spot Rate:	The Spot Rate on the Trade Date
Ending Spot Rate:	The Spot Rate on the relevant date of calculation
Spot Rate:
The official MID WM Reuters fixing at 4 pm London Time, expressed as the number of U.S. dollars per one Euro, subject to adjustment by the calculation agent in good faith and in a commercially reasonable manner in the event of certain market disruption events as set forth under "Market Disruption Events for Currency Based Underlyings or Basket Components" in the accompanying product supplement.

Trade Date:	August 11*, 2011
Settlement Date:	August 16*, 2011
Final Valuation Date†:	August 17*, 2012
Maturity Date†:	August 22*, 2012
Listing:	The securities will not be listed on any securities exchange.
CUSIP / ISIN:	2515A1 CH 2/ US2515A1CH24
* Expected. In the event we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date may be changed so that the stated term of the securities remains the same.
†Subject to postponement as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

You should read this term sheet together with the product supplement AQ dated September 29, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these securities are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

Product supplement AQ dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509201347/d424b21.pdf

Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the product supplement, prospectus supplement, prospectus and this term sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

What is the Payment at Maturity on the Securities Assuming a Range of Performance for the Underlying Level?
The following table illustrates a range of the hypothetical Payments at Maturity on the securities. The “return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Face Amount of securities to $1,000. The hypothetical returns set forth in the table below reflect the Initial Underlying Level of 100.00, the Lower Barrier of 80.00, and assume a Maximum Return of 14.50%, and a Bonus of 14.50%. The actual Maximum Return and Bonus will be determined on the Trade Date. The actual return on the securities will be based on whether or not a Barrier Event occurs and on the Underlying Return, both of which will be based on the performances of the Underlying Index and the Underlying Currency. The hypothetical returns set forth below are for illustrative purposes only and are not the actual payment returns applicable to a purchaser of the securities. The numbers appearing in the following table and examples have been rounded for ease of analysis.

		A Barrier Event Does Not Occur			A Barrier Event Does Occur
Hypothetical Ending Underlying Level ($)	Underlying Return (%)	Additional Amount at Maturity ($)	Payment at Maturity ($)	Return (%)	Additional Amount at Maturity ($)	Payment at Maturity ($)	Return (%)
200.00	100.00%	$145.00	$1,145.00	14.50%	$145.00	$1,145.00	14.50%
190.00	90.00%	$145.00	$1,145.00	14.50%	$145.00	$1,145.00	14.50%
180.00	80.00%	$145.00	$1,145.00	14.50%	$145.00	$1,145.00	14.50%
170.00	70.00%	$145.00	$1,145.00	14.50%	$145.00	$1,145.00	14.50%
160.00	60.00%	$145.00	$1,145.00	14.50%	$145.00	$1,145.00	14.50%
150.00	50.00%	$145.00	$1,145.00	14.50%	$145.00	$1,145.00	14.50%
140.00	40.00%	$145.00	$1,145.00	14.50%	$145.00	$1,145.00	14.50%
130.00	30.00%	$145.00	$1,145.00	14.50%	$145.00	$1,145.00	14.50%
120.00	20.00%	$145.00	$1,145.00	14.50%	$145.00	$1,145.00	14.50%
114.50	14.50%	$145.00	$1,145.00	14.50%	$145.00	$1,145.00	14.50%
110.00	10.00%	$145.00	$1,145.00	14.50%	$100.00	$1,100.00	10.00%
100.00	0.00%	$145.00	$1,145.00	14.50%	$0.00	$1,000.00	0.00%
90.00	-10.00%	$145.00	$1,145.00	14.50%	-$100.00	$900.00	-10.00%
85.00	-15.00%	$145.00	$1,145.00	14.50%	-$150.00	$850.00	-15.00%
80.00	-20.00%	$145.00	$1,145.00	14.50%	-$200.00	$800.00	-20.00%
70.00	-30.00%	N/A	N/A	N/A	-$300.00	$700.00	-30.00%
60.00	-40.00%	N/A	N/A	N/A	-$400.00	$600.00	-40.00%
50.00	-50.00%	N/A	N/A	N/A	-$500.00	$500.00	-50.00%
40.00	-60.00%	N/A	N/A	N/A	-$600.00	$400.00	-60.00%
30.00	-70.00%	N/A	N/A	N/A	-$700.00	$300.00	-70.00%
20.00	-80.00%	N/A	N/A	N/A	-$800.00	$200.00	-80.00%
10.00	-90.00%	N/A	N/A	N/A	-$900.00	$100.00	-90.00%
0.00	-100.00%	N/A	N/A	N/A	-$1,000.00	$0.00	-100.00%

The following hypothetical examples illustrate how the Payments at Maturity set forth in the table above are calculated. The examples assume a Currency Performance of 100.00%

Example 1: A Barrier Event has not occurred and the Underlying Level increases from the Initial Underlying Level of 100.00 to an Ending Underlying Level of 130.00. Because a Barrier Event has not occurred, the investor receives a Payment at Maturity of $1,145.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x Bonus) =

$1,000 + ($1,000 x 14.50%) = $1,145.00

Example 2: A Barrier Event has not occurred and the Underlying Level decreases from the Initial Underlying Level of 100.00 to an Ending Underlying Level 85.00. Because a Barrier Event has not occurred, the investor receives a Payment at Maturity of $1,145.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x Bonus) =

$1,000 + ($1,000 x 14.50%) = $1,145.00

Example 3: A Barrier Event has occurred and the Underlying Level increases from the Initial Underlying Level of 100.00 to an Ending Underlying Level of 130.00. Because a Barrier Event has occurred and the Underlying Return of 30.00% is greater than the Maximum Return of 14.50%, the investor receives a Payment at Maturity of $1,145.00 per $1,000 Face Amount of securities, the maximum payment on the securities, calculated as follows:

$1,000 + ($1,000 x Maximum Return) =

$1,000 + ($1,000 x 14.50%) = $1,145.00

Example 4: A Barrier Event has occurred and the Underlying Level increases from the Initial Underlying Level of 100.00 to an Ending Underlying Level of 110.00. Because a Barrier Event has occurred and the Underlying Return is 10.00%, which is less than the Maximum Return of 14.50%, the investor receives a Payment at Maturity of $1,100.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x Underlying Return) =

$1,000 + ($1,000 x 10.00%) = $1,100.00

Example 5: A Barrier Event has occurred and the Underlying Level decreases from the Initial Underlying Level of 100.00 to an Ending Underlying Level of 70.00. Because a Barrier Event has occurred and the Underlying Stock Return is -30.00%, the investor receives a Payment at Maturity of $700.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x Underlying Return) =

$1,000 + ($1,000 x -30.00%) = $700.00

Examples 6 and 7 assume a Currency Performance of 110.00% and 80.00%, respectively, and an Initial Index Level of 5,915.00. The actual Initial Index Level will be determined on the Trade Date.

Example 6: A Barrier Event has occurred, the level of the Underlying Index increases from the Initial Index Level of 5,915.00 to an Ending Index Level on the Final Valuation Date of 6,033.30 and the Currency Performance is 110.00%.  Because the Index Performance is 102.00% and the Currency Performance is 110.00%, indicating that the Euro has strengthened against the U.S. dollar such that the Ending Spot Rate has increased from the Initial Spot Rate by 10.00%, the Underlying Return is 12.20%. Because a Barrier Event has occurred, the investor receives a Payment at Maturity of $1,122.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x Underlying Return) =

$1,000 + ($1,000 x 12.20%) = $1,122.00

Example 7: A Barrier Event has occurred, the level of the Underlying Index decreases from the Initial Index Level of 5,915.00 to an Ending Index Level on the Final Valuation Date of 4,732.00 and the Currency Performance is 80.00%.  Because the Index Performance is 80.00% and the Currency Performance is 80.00%, indicating that the Euro has weakened against the U.S. dollar such that the Ending Spot Rate has decreased from the Initial Spot Rate by 20.00%, the Underlying Return is -36.00%. Because a Barrier Event has occurred, the investor receives a Payment at Maturity of $640.00 per $1,000 Face Amount of securities, calculated as follows:

$1,000 + ($1,000 x Underlying Return) =

$1,000 + ($1,000 x -36%) = $640.00

Selected Purchase Considerations

•
APPRECIATION POTENTIAL IS LIMITED — The securities are linked to the performances of both the Underlying Index and the Underlying Currency, and, if a Barrier Event does not occur, the securities provide the opportunity to receive a Bonus of between 12.00% and 17.00% (to be determined on the Trade Date). If a Barrier Event occurs, the securities provide the opportunity to receive the Underlying Return, subject to the

Maximum Return of between 12.00% and 17.00% (to be determined on the Trade Date). In all cases, your maximum possible return on the securities is limited, and you will not participate in any further appreciation of the Underlying Index or Underlying Currency, which may be significant. Because the securities are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•
RETURN LINKED TO THE PERFORMANCE OF THE DAX® INDEX AND THE PERFORMANCE OF THE EURO RELATIVE TO THE U.S. DOLLAR — The return on the securities, which may be positive, zero or negative, is linked to the performance of the DAX® Index and the spot exchange rate of the Euro against the U.S. dollar. The DAX® Index is a stock index calculated, published and disseminated by Deutsche Börse AG that measures the composite price performance of selected German stocks. The DAX® Index uses free-float shares in the index calculation, which excludes shares held by 5% shareholders (other than (i) asset managers and trust companies, (ii) investment funds and pension funds and (iii) capital investment companies or foreign investment companies pursuing short-term investment strategies and whose shareholding does not exceed 25% of a company's share capital) and certain other shares that may be limited in their liquidity. The DAX® Index is composed of stocks representing the 30 largest and most actively traded German-based companies admitted on the FWB® Frankfurt Stock Exchange. The DAX® Index has a base level of 1,000 as of December 30, 1987.

For more information on the DAX® Index, see “The DAX® Index” in this term sheet.

•
TAX CONSEQUENCES — You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the securities are uncertain, we believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes. Under this treatment, (i) you should not recognize taxable income or loss prior to the maturity of your securities, other than pursuant to a sale or exchange, and (ii) your gain or loss on the securities should be capital gain or loss and should be long-term capital gain or loss if you have held the securities for more than one year. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities (e.g. treating a Barrier Event as a “deemed” exchange), the tax consequences of ownership and disposition of the securities might be affected materially and adversely. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this term sheet and the accompanying product supplement.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Legislation enacted in 2010 requires certain individuals who hold “debt or equity interests” in any “foreign financial institution” that are not “regularly traded on an established securities market” to report information about such holdings on their U.S. federal income tax returns unless a regulatory exemption is provided. If you are an individual, you should consult your tax adviser regarding this legislation.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlying Index, any of the component stocks underlying the Underlying Index or the Underlying Currency. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•
YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS — The securities do not guarantee any return of your investment. An investment in the securities is exposed to the performances of both the Underlying Index and the Underlying Currency. The return on the securities at maturity is based on whether or not a Barrier Event occurs and whether, and the extent to which, the Underlying Return is positive or negative. If a Barrier Event does occur and the Ending Underlying Level is less than the Initial Underlying Level, your investment will be fully exposed to the decline in the Underlying Level, and you will lose some or all of your investment in the securities. The payment of any amount at maturity is subject to our ability to meet our obligations as they become due.

•
THE RETURN ON THE SECURITIES IS LIMITED — If a Barrier Event does not occur, the securities provide the opportunity to receive a Bonus of between 12.00% and 17.00% (to be determined on the Trade Date). If a Barrier Event occurs, the securities provide the opportunity to receive the Underlying Return, subject to the Maximum Return of between 12.00% and 17.00% (to be determined on the Trade Date). In all cases, your maximum possible return on the securities is limited, and you will not participate in any further appreciation of the Underlying Index or Underlying Currency, which may be significant.

•
THE SECURITIES ARE SUBJECT TO OUR CREDITWORTHINESS — The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any Payment at Maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations you may not receive the Payment at Maturity owed to you under the terms of the securities.

•
TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY, EQUITY DERIVATIVE, FOREIGN EXCHANGE AND CURRENCY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE SECURITIES — We or one or more of our affiliates may hedge our exposure from the securities by entering into equity, equity derivative, foreign exchange and currency derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Underlying Index and Underlying Currency and make it less likely that you will receive a positive return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging and trading activities while the value of the securities declines. We or our affiliates may also engage in trading in instruments linked to the Underlying Index or the Underlying Currency on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlying Index or the Underlying Currency. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investors in the securities.

•
NEGATIVE PERFORMANCE BY BOTH THE UNDERLYING INDEX AND THE UNDERLYING CURRENCY COULD RESULT IN ACCELERATED LOSS ON THE SECURITIES — The securities are exposed to the performances of both the Underlying Index and the Underlying Currency. For example, if both the Underlying Index and the Underlying Currency exhibit negative performance, the compounded effect on the Underlying Level could result in a Barrier Event occurring and reduce the Payment at Maturity. You could lose up to 100% of your investment in the securities.

•
CHANGES IN THE LEVEL OF THE UNDERLYING INDEX AND THE EXCHANGE RATE OF THE EURO AGAINST THE U.S. DOLLARS MAY OFFSET EACH OTHER — Movements in the level of the Underlying Index and movements in the exchange rate of the Euro against the U.S. dollars may not correlate with each other. If the level of the Underlying Index increases, the Euro may weaken against the U.S. dollar. Therefore, in calculating the Payment at Maturity, increases in the value of the Underlying Index may be moderated, offset or more than offset by declines in the value of the Euro against the U.S. dollar. Similarly, if the Euro appreciates against the U.S. dollar, the level of the Underlying Index may decline. Therefore, in calculating the Payment at Maturity, increases in the value of the Euro against the U.S. dollar may be moderated, offset or more than offset by declines in the level of the Underlying Index.

•	THE SECURITIES DO NOT PAY COUPONS – Unlike ordinary debt securities, the securities do not pay coupons and do not guarantee any return of the initial investment at maturity.

•
NO DIVIDEND PAYMENTS OR VOTING RIGHTS – As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks comprising the Underlying Index would have.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the Payment at Maturity described in this term sheet is based on the full Face Amount of your securities, the Issue Price of the securities includes the agent’s commission and the cost of hedging our obligations under the securities through one or more of our affiliates. Such cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price, if any, at which Deutsche Bank AG (or its affiliates), will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the Issue Price, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

•
LACK OF LIQUIDITY — The securities will not be listed on any securities exchange. Deutsche Bank AG (or its affiliates) may offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

•
WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE FUND TO WHICH THE SECURITIES ARE LINKED OR THE VALUE OF THE SECURITIES — Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Underlying Index and Underlying Currency to which the securities are linked.

•
POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In addition, we are currently one of the companies that make up the Underlying Index. In performing these roles, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

•
WE ARE ONE OF THE COMPANIES THAT MAKE UP THE UNDERLYING INDEX — We are one of the companies that make up the Underlying Index. To our knowledge, we are not currently affiliated with any of the other companies the equity securities of which are represented in the Underlying Index. As a result, we will have no ability to control the actions of such other companies, including actions that could affect the value of the equity securities underlying the Underlying Index, or your securities. None of the other companies represented in the Underlying Index will be involved in the offering of the Securities in any way. Neither they nor we will have any obligation to consider your interests as a holder of the Securities in taking any corporate actions that might affect the value of your Securities.

•
MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES — In addition to the levels of the Underlying Index and the Spot Rates of the Underlying Currency on any day, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	whether the Underlying Level has decreased beyond the Lower Barrier on any day during the Observation Period;
•	the expected volatility of the Underlying Index;
•	the time remaining to maturity of the securities;
•	the dividend rate on the stocks underlying the Underlying Index;
•	interest rates and yields in the market generally;
•	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events;
•	supply and demand for the securities; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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THE SECURITIES ARE SUBJECT TO CURRENCY EXCHANGE RISK — Foreign currency exchange rates vary over time, and may vary considerably during the term of the securities. If the U.S. dollar strengthens against the Euro during the term of the securities, your return will be adversely affected. The relative values of the U.S. dollar and the Euro are at any moment a result of the supply and demand for such currencies. Changes in foreign currency exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the country or countries in which such currency is used, and economic and political developments in other relevant countries. Of particular importance to currency exchange risk are:

•	existing and expected rates of inflation;
•	existing and expected interest rate levels;
•	the balance of payments in the United States and the Eurozone countries and between each country and its major trading partners;
•	the extent of governmental surplus or deficit in the United States and the Eurozone countries.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the United States and the Eurozone countries and those of other countries important to international trade and finance.

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IF THE LIQUIDITY OF THE EURO IS LIMITED, THE VALUE OF THE SECURITIES WOULD LIKELY BE IMPAIRED — Currencies and derivatives contracts on currencies may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on any trading day or on the Final Valuation Date would likely have an adverse effect on the Spot Rate, and therefore, on the return on your securities. Limited liquidity relating to the Euro may also result in Deutsche Bank AG, London Branch, as calculation agent, being unable to calculate the Payment at Maturity using its normal means. The resulting discretion by the calculation agent in calculating the Payment at Maturity could, in turn, result in potential conflicts of interest.

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RISKS ASSOCIATED WITH INVESTMENTS IN SECURITIES INDEXED TO THE VALUE OF FOREIGN EQUITY SECURITIES — Investments in securities indexed to the value of foreign equity securities involve risks associated with the securities markets in those countries, including the risk of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.

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NON-U.S. SECURITIES MARKETS RISKS — Because foreign companies or foreign equity securities comprising the DAX® Index may be publicly traded in the applicable foreign countries and are denominated in currencies other than U.S. dollars, investments in the securities involve particular risks. For example, the foreign securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the United States or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.

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PAST PERFORMANCE OF THE UNDERLYING INDEX AND THE UNDERLYING CURRENCY ARE NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Underlying Index and the Underlying Currency over the term of the securities may bear little relation to the historical levels of the Underlying Index and the Underlying Currency and may bear little relation to the hypothetical return examples set forth elsewhere in this term sheet. We cannot predict the future performance of the Underlying Index and the Underlying Currency or whether the performance of the Underlying Index and the Underlying Currency will result in the return of any of your investment.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely. In addition, as described above under “Tax Consequences,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The DAX® Index

We have derived all information contained in this term sheet regarding the DAX® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, and we have not participated in the preparation of, or verified, such publicly available information. Such information reflects the policies of, and is subject to change by Deutsche Börse AG.

Deutsche Börse AG has no obligation to continue to publish, and may discontinue publication of, the DAX® Index. We have not independently verified, and do not assume any responsibility for the accuracy or completeness of, such information. Additional information concerning the DAX® Index may be obtained at the Deutsche Börse website. Information contained in the Deutsche Börse website is not incorporated by reference in, and should not be considered part of, this term sheet.

Composition and Maintenance

The DAX® Index is a stock index calculated, published and disseminated by Deutsche Börse AG that measures the composite price performance of selected German stocks. The DAX® Index uses free-float shares in the index calculation, which excludes shares held by 5% shareholders (other than (i) asset managers and trust companies, (ii) investment funds and pension funds and (iii) capital investment companies or foreign investment companies pursuing short-term investment strategies and whose shareholding does not exceed 25% of a company's share capital) and certain other shares that may be limited in their liquidity. As of the date of this term sheet, the DAX® Index is composed of stocks representing the 30 largest and most actively traded German-based companies admitted on the FWB® Frankfurt Stock Exchange (the “FWB”). The DAX® Index has a base level of 1,000 as of December 30, 1987.

To be included or to remain in the DAX® Index, companies have to satisfy certain prerequisites. All classes of shares must:
•	be listed in the “prime standard” segment of the FWB;
•	be traded continuously on FWB’s electronic trading system, Xetra®; and
•	have a free float of at least 10% of the outstanding shares.

Moreover, the companies included in the DAX® Index must have their registered office or operational headquarters in Germany. A company’s operating headquarters is defined as the location of management or company administration, in part or in full. Alternatively, a company must have the major share of its stock exchange turnover on the FWB and its juristic headquarters in the European Union or in an European Free Trade Association state.

If a company has its operating headquarters in Germany, but not its registered office, this must be publicly identified by the company. The primary trading turnover requirement is met if at least 33% of aggregate turnover for each of the last three months took place on the FWB including Xetra®.

With the respective prerequisites being satisfied, component stocks are selected for the DAX® Index according to the following criteria:
•	Order book turnover on Xetra® and in FWB’s floor trading (within the preceding 12 months);
•	Free-float market capitalization as at a certain reporting date (last trading day of each month); and
The market capitalization is determined using the average of the volume-weighted average price (VWAP) of the last 20 trading days prior to the last day of the month.

Taking all these criteria into account, Deutsche Börse AG’s working committee for equity indices submits proposals to the management board of Deutsche Börse AG to leave the current index composition unchanged, or to effect changes, as applicable. The composition of the DAX® Index is reviewed in September of each year. The final decision as to whether or not to replace an index component stock is taken by the management board of Deutsche Börse AG. Any replacements are publicly announced by Deutsche Börse AG.

An index component stock may be deleted or added by Deutsche Börse AG, which reviews and adjusts the index composition based on exchange turnover and market capitalization every three months. Adjustments to the index composition are also made for such extraordinary circumstances as insolvency or the weighting of a component stock exceeding 10%.

Calculation

The DAX® Index is weighted by market capitalization; however, only freely available and tradable shares (free−float) are taken into account. The DAX® Index is a performance index where all income from dividend and bonus payments of component stocks is deemed to be reinvested in the index portfolio.

The level of the DAX® Index is based on share prices reported in the Xetra® system. The level of the DAX® Index is calculated according to the Laspeyres formula, which measures the aggregate price changes in the component stocks against the initial December 30, 1987 level of 1,000. The weighting of any individual component stock within in the DAX® Index is limited to 10%.

License Agreement with Deutsche Börse AG

We have entered into an agreement with Deutsche Börse AG providing us and certain of our affiliates or subsidiaries identified in that agreement, for a fee, with a non-exclusive license and the right to use the DAX® Index (the “Underlying Index”), the data related to the Underlying Index (the “Underlying Index Data”) and trademarks for the Underlying Index (the “Underlying Index Trademarks”) in connection with the offering of certain securities, including the securities offered herein. The Underlying Index is owned and published, and the Underlying Index Data and the Underlying Index Trademarks are owned, by Deutsche Börse AG.

The securities are neither sponsored nor promoted, distributed or in any other  manner supported by Deutsche Börse AG. Deutsche Börse AG does not give any explicit or implicit warranty or representation, either regarding the results derived from the use of the Underlying Index, the Underlying Index Data and/or the Underlying Index Trademarks or regarding the Underlying Index value at a certain point in time or on a certain date or in any other respect. The Underlying Index and the Underlying Index Data are calculated and published by Deutsche Börse AG. Nevertheless, as far as permissible under relevant law, Deutsche Börse AG will not be liable vis-à-vis third parties for potential errors in the Underlying Index or the Underlying Index Data. Moreover, there is no obligation for Deutsche Börse AG vis-à-vis third parties, including investors in the securities, to point out potential errors in the Underlying Index.

Neither the publication of the Underlying Index by Deutsche Börse AG nor the granting of any right to use the Underlying Index, the Underlying Index Data or the Underlying Index Trademarks in connection with the offering and sale of securities or financial products derived from the Underlying Index, including the securities offered herein, represents a recommendation by Deutsche Börse AG for a capital investment or contains in any manner a warranty or opinion by Deutsche Börse AG with respect to the attractiveness of an investment in the securities.

In its capacity as sole owner of all rights to the Underlying Index, the Underlying Index Data, and the Underlying Index Trademarks, Deutsche Börse AG has solely granted to the issuer of the securities the right to use the Underlying Index Data and the Underlying Index Trademarks as well as any reference to the Underlying Index Data and the Underlying Index Trademarks in connection with the offering of the securities.

“DAX® Index” is a registered trademark of Deutsche Börse AG.

Historical Information

The following graphs set forth the historical performances of the DAX® Index and the Euro relative to the U.S. dollar from August 9, 2006 through August 9, 2011. The Underlying Index closing level on August 9, 2011 was 5,917.08. The exchange rate of the EUR/USD on August 9, 2011 was 1.4221. We obtained the Underlying Index closing levels and exchange rates below from Bloomberg, and we have not participated in the preparation of, or verified, such information. We will not use Bloomberg to determine the Spot Rate of the Underlying Currency.

The historical levels of the Underlying Index and the historical exchange rates of the EUR/USD should not be taken as an indication of future performance, and no assurance can be given as to the Underlying Index closing level and the Spot Rate of the Underlying Currency on any day during the Observation Period, including the Final Valuation Date. We cannot give you assurance that the performance of the Underlying Index and the Underlying Currency will result in the return of any of your initial investment.

Supplemental Underwriting Information (Conflicts of Interest)

Deutsche Bank Securities Inc. (“DBSI”), acting as agent for Deutsche Bank AG, will not receive a selling concession in connection with the sale of the securities. DBSI may pay custodial fees to other broker-dealers of up to 1.00 % or $10.00 per $1,000 Face Amount of securities. Deutsche Bank AG will reimburse DBSI for such fees. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

DBSI, the agent for this offering, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority Inc. (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.